Exhibit 10.4

AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (the “Amendment”) is made this 16th day of August, 2017 by and between magicJack VocalTec Ltd. (the “Company”) and Kristin Beischel (the “Executive” and, together with the Company, the “Parties”).  Capitalized but undefined terms used in this Amendment shall have the meaning assigned to those terms in the Agreement (as defined below).

WHEREAS, the Parties previously entered into that certain Executive Employment Agreement, dated May 8, 2017 (the “Agreement”);

WHEREAS, the Parties wish to amend the Agreement to clarify the circumstances in which the Executive would be entitled to a Termination Payment; and

WHEREAS, the terms of this Amendment have been reviewed and approved by the members of the Compensation Committee of the Board of Directors of the Company (the “Board”) and approved by the Board as compliant with Amendment 20 to the Israeli Companies Law (the “Companies Law”).

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree to amend the Agreement, effective as of the date first set forth above, as follows:

1.	Section 7(A). Section 7(A) of the Agreement is hereby deleted in its entirety and replaced with the following:

A. TERMINATION OF EMPLOYMENT BY THE EXECUTIVE FOR GOOD REASON OR BY THE COMPANY WITHOUT CAUSE. Upon the termination of the Executive’s employment under this Agreement by the Executive for Good Reason or by the Company without Cause, the Executive shall be entitled to be paid a termination payment (the “Termination Payment”) equal to one (1) times the aggregate of (i) Executive’s Annual Base Salary, and (ii) Executive’s Target Annual Bonus, at the time of such termination. The Termination Payment shall be paid in a lump sum within fifteen (15) days after the Company’s receipt of a general release that has become irrevocable as specified in Section 7(F) following any termination pursuant to this Section 7(A).

2.	Section 7(C). Section 7(C) of the Agreement is hereby deleted in its entirety and replaced with the following:

C.  INTENTIONALLY OMITTED.

3.	Section 7(D). Section 7(D) of the Agreement is hereby deleted in its entirety and replaced with the following:

D.          PAYMENT REDUCTION UNDER SECTION 280G. Notwithstanding any other provision of this Agreement, in the event that any Termination Payment or any other payment or benefit received or to be received by Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (collectively, the "Total Benefits") would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Total Benefits shall be reduced to the extent necessary so that no portion of the Total Benefits is subject to the Excise Tax; provided, however, that no such reduction in the Total Benefits shall be made if by not making such reduction, Executive’s Retained Amount (as hereinafter defined) would be greater than Executive’s Retained Amount if the Total Benefits are not so reduced.  In the event any such reduction is required, the Total Benefits shall be reduced in the following order: (i) the Termination Payment, (ii) any other portion of the Total Benefits that are not subject to Section 409A of the Code (other than Total Benefits resulting from any accelerated vesting of equity-based awards), (iv) Total Benefits that are subject to Section 409A of the Code in reverse order of payment, and (v) Total Benefits that are not subject to Section 409A and arise from any accelerated vesting of any equity-based awards.  All determinations with respect to this Section 7(D) and the assumptions to be utilized in arriving at such determination shall be made by an independent public accounting firm with a national reputation in the United States that is reasonably agreed to by the Executive and the Company (the “Accounting Firm”) which shall provide detailed support and calculations both to the Company and to Executive. The parties hereto hereby elect to use the applicable Federal rate that is in effect on the date this Agreement is entered into for purposes of determining the present value of any payments provided for hereunder for purposes of Section 280G of the Code.  “Retained Amount” shall mean the present value (as determined in accordance with sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of the Total Benefits net of all federal, state and local taxes imposed on Executive with respect thereto.

4.	Section 7(E). Section 7(E) of the Agreement is hereby deleted in its entirety and replaced with the following:

E. GENERAL RELEASE OF CLAIMS.  Executive shall not be entitled to any Termination Payment unless (i) Executive has executed and delivered to the Company a general release of claims (in such form as the Executive and the Company shall reasonably agree) (the “Release”) and, if applicable, such Release has become irrevocable under the Age Discrimination in Employment Act (“ADEA”) and its terms not later than fifty-six (56) days after the date of Executive’s termination of employment hereunder.  Notwithstanding anything herein to the contrary, if the ADEA is applicable to Executive, in the event such 56-day period falls into two (2) calendar years, the Termination Payment shall not be paid until the second calendar year but in no event later than 60 days following date of Executive’s termination of employment.  The Company shall deliver to Executive a copy of the Release not later than three (3) days after the Company’s termination of Executive’s employment without Cause or Executive’s termination of employment for Good Reason.

Except as specifically amended hereby, the Agreement will remain in full force and effect as prior to the adoption of this Amendment.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Amendment under seal as of the date first set forth above.

MAGICJACK VOCALTEC LTD.
By:	/s/ Don Carlos Bell III
Name: Don Carlos Bell III
Title: Chief Executive Officer
EXECUTIVE
/s/ Kristin Beischel Name: Kristin Beischel